NEWS RELEASE

                                                 April 2, 2003

FOR RELEASE AT 6:00 A.M. EST WEDNESDAY, APRIL 2, 2003

NWN LOWERS EARNINGS GUIDANCE, ANNOUNCES CONFERENCE CALL TO REVIEW FINANCIAL RESULTS FOR QUARTER ENDED MARCH 31, 2003

     PORTLAND, Ore. - Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, today lowered its earnings guidance for the quarter ended March 31, 2003, to $0.95-$1.00 a share, due to much warmer than average weather in the quarter. The Company's previous earnings guidance for the first quarter was $1.05-$1.15 a share, an estimate that assumed average weather conditions for the quarter.

     The Company reported in February that the El Nino weather pattern that affected the western U.S. in December 2002 had continued in place in early 2003, such that January weather in NW Natural's service area was 15 percent warmer than average. Temperatures in the first quarter as a whole were 8 percent warmer than average and 12 percent warmer than in the first quarter of 2002.

     Based on the new estimate for the first quarter, NW Natural also lowered its guidance for the full year 2003 to $1.60-$1.75 a share, down from $1.70-$1.85 a share. This estimate assumes average weather for the balance of the year.

     Pre-closing estimates of gas sales in the weather-sensitive residential and commercial classes in the first quarter were down about 25-30 million therms, or 10-12 percent, from NW Natural's forecasted sales based on average weather. The Company was able to offset a portion of the margin loss caused by the warm weather, however, by selling a portion of its unused gas supplies in the first quarter to off-system customers at a gain. When NW Natural arranged for this year's gas supply portfolio last summer, it locked in the prices on more than 90 percent of its gas supplies at levels lower than the prevailing market prices during the first quarter of this year. It achieved this advantage through a combination of fixed-price contracts, commodity swaps and the use of gas from its underground gas storage facility. Under a regulatory mechanism in Oregon, NW Natural retains one-third of the gain from these sales and distributes the other two-thirds of the gain to its customers.

     NW Natural filed a general rate case in Oregon in November 2002 and expects new rates to be in effect during the fourth quarter of 2003. The filing with the Oregon Public Utility Commission (OPUC) includes a proposal for a weather normalization mechanism that would reduce the Company's financial exposure if weather is significantly warmer than average, as well as its customers' exposure to high gas bills if weather is significantly colder than average. Weather normalization rate treatment, if approved by the OPUC for NW Natural, would be applied on a prospective basis.

Dividends Declared
------------------

     The Board of Directors of NW Natural has declared a quarterly dividend of
31.5 cents a share on the Company's common stock as well as regular quarterly dividends on its preferred stock. The dividends will be paid on May 15, 2003, to shareholders of record on April 30, 2003.

Conference Call Arrangements
----------------------------

     NW Natural will issue a press release at 6:00 a.m. EDT on Thursday, May 1, reporting earnings for the three months ended March 31, 2003.

     NW Natural will conduct a conference call and Webcast starting at 11:00 a.m. EDT (8:00 a.m. Pacific Time) on May 1 to review the Company's first quarter financial results as well as updated prospects for the balance of the year.

     To hear the conference call live, please call 877.314.6211, or 706.679.5264 for callers outside the United States. Participants will be asked for their name, company name, the name of the conference they will be joining ("NW Natural") and their phone number. A replay of the call will be available two hours after completion of the conference on May 1 and until Thursday, May 15.

     To hear the conference by Webcast, log on to NW Natural's corporate Website at www.nwnatural.com and select the Webcast icon on the home page. A replay of the Webcast will be available two hours after the conference concludes.

     NOTE: This report contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including governmental policy and regulatory action, the competitive environment and economic factors, as well as weather conditions. For a more complete description of these uncertainties and risk factors, see the Company's filing with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2002.

                                       -0-

PRESS CONTACT:       Steve Sechrist
                     503/226-4211 Ext. 3517

INVESTOR CONTACT:    James Boehlke
                     503/721-2451
                     503/226-4211 Ext. 2451